EXHIBIT 23.2  Consent of Independent Certified Public Accountants

Independent Auditors' Consent

The Board of Directors
First National Financial Corporation

We consent to incorporation by reference into each registration statement listed below of our report dated February 5, 1993, relating to the consolidated statements of operations, changes in stockholders' equity, and cash flows of First National Financial Corporation (Corporation) and subsidiary for the year ended December 31, 1992 (before restatement for the change in method of accounting for income taxes), which report appears as an exhibit to the December 31, 1994 annual report on Form 10-K of First Security corporation:

   Form   No.

   S-3    33-52609
   S-3    33-38483
   S-3    33-52205   (Pre-effective Amendment No. 1)
   S-3     2-62919   (Post-effective Amendment No. 1)
   S-8    33-9501
   S-8    33-21556
   S-8    33-57107

Our report dated February 5, 1993 contains an explanatory paragraph that states that the Board of Directors of the Corporation, on behalf of the Corporation, has entered into a Memorandum of Understanding with the Federal Reserve Bank of Kansas City (Reserve Bank). In addition, the Board of Directors of First National Bank of Albuquerque (Bank), the subsidiary of the Corporation, on behalf of the Bank, has entered into a Formal Agreement with the Office of the Comptroller of the Currency
(OCC). Although the Corporation and the Bank have been subjected to regulatory on-site examinations which indicate substantial compliance with both agreements, if the Corporation and the Bank are unable to comply totally with the terms of the respective agreements, the Reserve Bank and the OCC could, among other things, take additional administrative actions.

[SIGNED]
KPMG Peat Marwick LLP

Albuquerque, New Mexico
March 23, 1995